EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of STRATA Skin Sciences, Inc. and Subsidiary, on Form S-3 (Nos. 333-205797 and 333-22696) and Form S-8 (Nos. 333-136183, 333-161286, 333-189119, 333-208397, 333-216712, and 333-226298) of our report dated April 2, 2018, except for the effects of the restatement discussed in Note 2 to the consolidated financial statements, as to which the date is October 29, 2019, on our audit of the consolidated financial statements as of and for the year ended December 31, 2017, which report is included in the Annual Report on Form 10-K which was filed on October 30, 2019.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
November 20, 2019

E-23.2